Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (Registration NO.333-287686) of Haoxi Health Technology Limited of our report dated October 20, 2025, relating to the consolidated financial statements of Haoxi Health Technology Limited and Subsidiaries as of and for the years ended June 30, 2025, 2024 and 2023, which appears in this annual report of Haoxi Health Technology Limited for the year ended June 30, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

October 20, 2025